EXHIBIT 99.1

                                                                         NR96-32

MEDIA CONTACT:   Katherine K. Putnam
                 713/507-3936

ANALYST CONTACT: R. Dean Ayers
                 713/507-6852

                         NGC AFFILIATE NAMED IN LAWSUIT

    HOUSTON (October 15, 1996) -- Pan-Alberta Gas Ltd., a subsidiary of Novagas Clearinghouse (NCL), has been named in a lawsuit filed in Alberta by a group of Canadian producers. NCL is owned 49.9 percent by a Canadian subsidiary of NGC and 50.1 percent by NOVA Corporation. The suit alleges that, since 1992, Pan-Alberta has breached contractual, regulatory and fiduciary obligations that resulted in the plaintiffs being deprived of the value of the best available netback prices for their natural gas. The suit asks for damages in an amount to be proven at trial, punitive or exemplary damages of $5 million (in Canadian dollars), and other costs. The suit also states that the plaintiffs believe that actual damages may exceed C$50 million.

    NGC first acquired its indirect interest in Pan-Alberta in May 1995 when Pan-Alberta became a subsidiary of NCL. NOVA, one of NGC's three major shareholders, first acquired an interest in NGC in January 1994 and, a month later, NOVA and NGC formed NCL as a joint venture.

    NGC Senior Vice President and General Counsel Ken Randolph said, "While we are continuing to review the lawsuit, our preliminary view is that the claims are without merit, and we expect Pan Alberta to vigorously defend its position. In any event, we do not expect that the lawsuit will have a material impact on NGC." -more-

        The companies in the producer group that filed the lawsuit are Anderson Exploration Ltd., Apache Canada Ltd., Gulf Canada Resources Ltd., Home Oil Company Ltd., PanCanadian Petroleum Company Limited, PCC Energy Inc. and Talisman Energy Inc.

        NGC Corporation (NYSE:NGL) is a leading gatherer, processor, transporter and marketer of energy products and services in North America and the United Kingdom. Through its "Energy Store," NGC offers a multi-commodity energy-product-and-services resource that provides natural gas, natural gas liquids, electricity and crude oil.

                                       ###